Exhibit 99.2

FISCAL 2019 SECOND QUARTER CONFERENCE CALL TRANSCRIPT

February 5, 2019 / 08:00 AM EST

On February 5, 2019, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2019 second quarter, ended December 31, 2018. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

James R. Storey Premier, Inc. – VP of IR

Susan D. DeVore Premier, Inc. – President, CEO and Director

Michael J. Alkire Premier, Inc. – COO

Craig S. McKasson Premier, Inc. – CFO and Senior VP

CONFERENCE CALL PARTICIPANTS

Alexander Yearley Draper SunTrust Robinson Humphrey, Inc., Research Division – MD

Anne Elizabeth Samuel JP Morgan Chase & Co, Research Division – Analyst

Chun-Wai Yong Barclays Bank PLC, Research Division – Research Analyst

David M. Larsen SVB Leerink LLC, Research Division – MD, Healthcare Information Technology and Distribution

Eric R. Percher Nephron Research LLC – Research Analyst

Eric White Coldwell Robert W. Baird & Co. Incorporated, Research Division – Senior Research Analyst

Erin Elizabeth Wilson Wright Crédit Suisse AG, Research Division – Director & Senior Equity Research Analyst

James John Stockton Wells Fargo Securities, LLC, Research Division – Director & Senior Equity Research Analyst

John Wilson Ransom Raymond James & Associates, Inc., Research Division – MD of Equity Research & Director of Healthcare Research

Michael Aaron Cherny BofA Merrill Lynch, Research Division – Director

Mohan A. Naidu Oppenheimer & Co. Inc., Research Division – MD and Senior Analyst

Richard Collamer Close Canaccord Genuity Limited, Research Division – MD & Senior Analyst

Ryan Scott Daniels William Blair & Company L.L.C., Research Division – Partner and Healthcare Analyst

Sean Wilfred Dodge Jeffries LLC, Research Division – Equity Analyst

Stephanie July Demko Citigroup Inc, Research Division – VP & Senior Analyst

William Sutherland The Benchmark Company, LLC, Research Division – Equity Analyst

PREMIER, INC.

Fiscal 2019 Second Quarter Conference Call Transcript

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen, and welcome to Premier’s Fiscal Year 2019 Second Quarter Results and Conference Call. (Operator Instructions) As a reminder, this conference call is being recorded.

I’ll now like to turn the conference over to Jim Storey with Investor Relations. Sir, you may begin.

James R. Storey – Premier, Inc. – VP of IR

Thank you, Shannon, and welcome, everyone, to Premier, Inc.‘s Fiscal 2019 Second Quarter Conference Call. Our speakers today are Susan DeVore, President and Chief Executive Officer; Mike Alkire, Chief Operating Officer; and Craig McKasson, Chief Financial Officer. Susan, Mike and Craig will review the quarter’s performance, provide an operations update and discuss our outlook for the remainder of the year.

Before we get started, I want to remind everyone that copies of our earnings release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com. Management’s remarks today contain certain forward-looking statements and actual results could differ materially from those discussed today. These forward-looking statements speak as of today and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our fiscal 2018 Form 10-K and fiscal 2019 quarterly report on Form 10-Q, which we expect to file soon. We encourage you to review these detailed safe harbor and risk factor disclosures.

Please also note that where appropriate, we will refer to non-GAAP financial measures to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation and in our earnings release Form 8-K, which we expect to furnish to the SEC soon.

Now let me turn the call over to Susan DeVore.

Susan D. DeVore – Premier, Inc. – President, CEO and Director

Thanks, Jim, and thanks, everyone, for joining us this morning. I’ll start with an overview of our second quarter performance and a look ahead to the rest of the year. Mike will provide an operational update, and Craig will walk through the quarter’s financials in more detail. And then, we’ll open the call to questions.

I’m pleased to report another successful quarter as Premier continued to deliver steady revenue and earnings growth across our reporting segments and for the company as a whole. Specifically, we produced $421.9 million in consolidated net revenue, $142 million in consolidated non-GAAP adjusted EBITDA and non-GAAP adjusted fully distributed earnings per share totaling $0.66.

Additionally, year-over-year non-GAAP free cash flow for the quarter increased 29% to $114.8 million. And we continue to deploy capital to invest in the future growth of the business as well as return value to stockholders through our ongoing share repurchase program.

Operationally, our businesses are performing well, and we continue to build and expand relationships with our health care provider members. We remain steadfastly focused on fully integrating and broadening our capabilities to further strengthen Premier as an enterprise-wide innovator and disruptor in supply chain services, analytics and performance improvement. And we believe this ongoing strategy will generate significant value for our members as well as long-term growth for our company and our stockholders.

PREMIER, INC.

Fiscal 2019 Second Quarter Conference Call Transcript

Based on the first half performance, our business outlook and financial expectations for the rest of the year remain consistent with the guidance ranges that we discussed last quarter. As such, we are reiterating these guidance ranges and their underlying assumptions today. Craig will discuss additional details when he reviews guidance.

Looking at our results from an operational perspective, we drove steady growth in our group purchasing business during the quarter, supported by a continuing stable patient utilization environment and ongoing contract penetration among existing and new members.

In our Performance Services segment, we also continued to make solid progress in driving our innovative solutions, cultivating new engagements and working with our members to achieve real performance improvement. Our integrated consulting and technology teams managed significant member engagements in the areas of total cost management, enterprise performance improvement and physician alignment.

Our applied sciences business also generated strong revenue growth during the quarter.

Mike will expand on some of these achievements.

On a broader front, we further advanced our efforts to leverage Premier’s unique assets in the development of a high-value care network to enable providers to engage directly with employers, to improve clinical outcomes and reduce overall total cost of care. Although still currently in its early stages, we believe this represents an exciting opportunity to be accompanied by new revenue and growth potential in the future.

Looking forward, we remain a leader across our current businesses and are developing our longer-term vision based on 6 major emerging and evolving health care trends.

First is the acceleration in the shift to value-based care delivery and risk-based payment models.

Second, we continue to see increased physician participation in and alignment with these alternative payment programs.

Third is the growing trend of employers contracting directly with providers, accompanied by active consumer engagement.

Fourth is the continuing proposals for drug pricing and pharmaceutical market reforms.

Fifth is the gaining momentum around turning data into actionable insights at the point of care.

And sixth, industry consolidation continues and represents an opportunity for us to leverage our platforms for enterprise supply chain, enterprise analytics and performance improvement.

These are significant trends that will greatly influence the future of health care delivery in America, and we believe Premier remains at the forefront in addressing them.

PREMIER, INC.

Fiscal 2019 Second Quarter Conference Call Transcript

A critical component of these trends is rapidly evolving health care technology, the great enabler of dynamic change in our industry. At Premier, data analytics is the fuel that drives our abilities to address the trends that I’ve just described. I also believe that our vast data-driven capabilities, which we’ve developed, expanded and cultivated over decades, uniquely differentiate Premier in the marketplace.

In fact, at HIMSS, this year, I’ll have the opportunity as a keynote speaker to highlight Premier’s vision for a smarter, more responsive health care system, one that’s consumer-centric and provider-led, one where data must flow seamlessly, be analyzed effectively and be leveraged to guide the caregiver in real time at the point of care.

Our vision represents a big step forward from the current environment where constant uncurated data flow is fueling fragmented care, duplication, quality gaps and clinician burnout.

At Premier, we’re collaborating with health care providers, and we’re leveraging our data and our assets, now including Stanson, to address these significant provider care issues.

In the meantime, the speed at which some of these trends drive urgency in the current environment is being influenced by the political and regulatory climate in Washington. While the political environment is as uncertain as ever, the regulatory front seems to have cleared somewhat in recent months. We believe this bodes well for the nation’s ongoing move to lowering costs, improving quality and shifting to value-based care delivery and payment models over the next few years.

So to sum up, Premier developed consistent growth in the second quarter, financially, operationally and strategically. We expanded our partnership with health care providers to address their evolving cost, quality and safety challenges and to enable future success in a value-based, data insights-driven health care environment.

Longer term, we remain focused on building out our end-to-end supply chain strategy as well as our enterprise analytics and performance improvement strategy and we are pursuing key capabilities necessary to execute both.

Thanks so much, and now here’s Mike Alkire, our Chief Operating Officer.

Michael J. Alkire – Premier, Inc. – COO

Thank you, Susan, and thanks, everyone, for joining our call.

Today, in reviewing our operational performance, I’ll provide an update on the integration of Stanson Health as well as our ongoing strategy to further address the nation’s generic drug shortage challenge. I’ll also highlight some of our strategic initiatives in applied sciences and review some notable business development achievements.

As discussed last quarter, Stanson is a highly strategic acquisition. It includes intelligent clinical decision support technology that will enable evidence-based content, along with our data and analytics, to be channeled directly into the physician workflow. We expect this to further enable health care providers to reduce unjustified variation in care delivery and cost.

PREMIER, INC.

Fiscal 2019 Second Quarter Conference Call Transcript

In fact, a study published last August in the American Journal of Managed Care found that patients of physicians who did not follow the Stanson EHR notifications – compared with those who did – experienced a 29% increase in complications and a 6% increase in length of stay.

Additionally, the same study revealed that patients of physicians not following the Stanson notifications experienced a 7% increase in cost of care, or nearly $1,000 per patient, compared to the physicians who followed the notifications.

To provide an update, we’re integrating the Stanson team and technologies with our other clinical analytics and performance improvement solutions, and the process is going well. We’re also making good progress in combining our sales and marketing functions. And I’m happy to report that Stanson generated strong sales bookings during the second quarter.

In addition, we are driving potential revenue synergies from cross-selling as well as the integration of Stanson’s proficiencies into Premier’s existing and planned clinical offerings.

We’re also furthering development of our unique solution initiated by Stanson in partnership with a large payer for automated prior authorizations covering both medical and pharmacy benefits. Once completed, this solution is expected to automate and expedite prior authorization tasks saving providers the time and expense of securing these approvals, enhancing physician and patient convenience and providing Premier with incremental growth opportunities.

So we remain very excited about the opportunity and the potential represented by Stanson. This is a valuable component, as we continue to build out our longer-term enterprise analytics and performance improvement strategies.

Stanson also represents a key enabler for the high-value provider network strategy that Susan mentioned earlier.

Turning to the generic drug shortage. We believe Premier is ahead of all others in the market in developing and achieving comprehensive solutions to ensure health systems and patients have continuous and affordable access to shortage medications.

While members of other GPOs struggle to get access to shortage drugs, Premier has been able to ensure uninterrupted access to 92 shortage products. Our ongoing strategy is built on a 6-year legacy of deep manufacturer relationships and a direct sourcing experience in this area.

In addition, our new generic sourcing subsidiary, ProvideGx, extends and expands this ongoing effort by working with manufacturers to supply shortage products and by securing contracts for active pharmaceutical ingredients to ensure consistent supply.

ProvideGx is currently focused on ensuring uninterrupted access to 60 additional critical sterile injectable products, targeting drugs in active shortage as well as those that may be vulnerable to shortage in the future.

Just last week, we secured a contract with Baxter Healthcare Corporation to manufacture metoprolol injection, an emergency blood pressure drug that has been subject to shortages since 2016.

PREMIER, INC.

Fiscal 2019 Second Quarter Conference Call Transcript

We also continue to enhance our applied sciences research business with new subject matter expertise, partnerships, data and proficiency. This growing business partners with industry leaders to develop, test, research and teach care delivery practices and real-world interventions for health care improvement. With the recent enhancements to this offering, Premier clinicians can now leverage new data and analytics abilities to conduct research that tracks the total patient journey, identify patients with pre-existing conditions or diagnoses outside of the acute care settings and trace pre- and post-hospital patient encounters, such as medication fills, adherence and primary care visits. Our partners on these types of projects include Amgen, Janssen and Merck.

As Susan mentioned earlier, health care provider consolidation is a trend that continues to prevail in the market. And I’m pleased to report that we’re experiencing good success retaining and recruiting members as a result of consolidation.

We’ve just renewed and expanded our information technology partnership with the recently merged Bon Secours Mercy Health, one of the country’s largest Catholic health systems, to continue to access a range of our performance services solutions. This agreement expands their use of Premier’s enterprise data warehouse and analytics platform, designed to help improve quality and efficiency and lower costs for the nation’s largest U.S. health systems. This solution leverages our control tower strategy, which includes a dedicated team of subject matter experts and our newly acquired Stanson clinical decision support analytics to imbed inside EHR workflow.

And we’re in the process of finalizing an expansive agreement with Advocate Health/Aurora Health, the nation’s 10th largest not-for-profit integrated health system. Advocate Aurora has chosen Premier as its strategic partner to provide a customized suite of enterprise-wide supply chain and performance improvement services. This includes group purchasing services as well as clinical, financial and operational intelligence and performance improvement enabling analytics.

The relationship also includes participation in our bundled payment and population health collaboratives, which enable the sharing of insights and best practices as well as provide access to sophisticated claims data and analytics that are needed for successful high-value networks and risk-based payment models.

So in conclusion, we remain very excited with the future opportunities presented by our new and evolving resources. We intend to continue to refine these skills to help provide incremental value for our member health care providers and deliver long-term growth and value for our stockholders.

Looking forward, our plan remains to organically reinvest in our existing businesses, innovate and codevelop new solutions with our member health care providers and evaluate strategic partnerships and acquisitions that align with our long-term strategies.

Thank you for your time today. Now let me turn the call over to Craig McKasson, our Chief Financial Officer.

Craig S. McKasson – Premier, Inc. – CFO and Senior VP

Thanks, Mike.

Before we walk through the results, I want to remind everyone that beginning in fiscal 2019, we adopted the new revenue recognition standard, ASC 606, using the modified retrospective approach, which means we did not restate prior year results under the new standard. As a result, we’re comparing our fiscal 2019 3 and 6 month results using the new standard to prior year results under the previous revenue recognition standard.

PREMIER, INC.

Fiscal 2019 Second Quarter Conference Call Transcript

As Susan noted, we performed well in the second quarter, demonstrating consistent growth across our business segments and for the company as a whole. Now let’s walk through the quarter’s performance in more detail.

From a GAAP standpoint, consolidated second quarter net revenue of $421.9 million increased $10.5 million from $411.4 million a year ago.

Supply Chain Services net revenue of $327 million compared to $324.9 million from the same period a year ago. Net administrative fees revenue of $165.7 million increased $6.4 million or 4% from the same period a year ago, primarily driven by further contract penetration of existing members and to a lesser degree, the impact of conversion of new members.

Within Supply Chain Services, products revenue of $157.5 million decreased from $162.1 million a year ago. Growth in oncology and respiratory-related revenue in our integrated pharmacy business was primarily offset by the impact of gross to net revenue recognition changes associated with the adoption of ASC 606 and to a lesser extent by reimbursement compression in specialty pharmacy.

Turning to Performance Services. Second quarter revenue of $94.9 million increased from $86.5 million the same period a year ago. We experienced growth in our applied sciences and analytics services as well as in cost management consulting services.

Under the new accounting standard, consulting services revenue is now recognized proportionally to when services are provided, and we generally no longer have to defer revenue recognition until certain performance conditions are met.

Looking at profitability, GAAP net income increased to $104.8 million for the quarter from $19.8 million a year ago. Year ago net income was impacted by a decrease in the effective tax rate due to federal tax reform, resulting in a remeasurement of tax receivable agreement liabilities totaling $177.2 million, offset by an increase in tax expense of $231.5 million attributable to the remeasurement of deferred tax balances. This resulted in an income tax expense of $231.5 million for the year-ago quarter compared with $1.8 million in the current quarter.

After a GAAP required noncash positive adjustment of $651.7 million to reflect the decrease in the redemption value of limited partners’ Class B common unit ownership, based largely on our stock price change between periods, we reported GAAP net income of $0.69 per share.

Consolidated non-GAAP adjusted EBITDA of $142 million for the quarter increased 6% from $133.5 million for the same period a year ago.

From a segment perspective, Supply Chain Services non-GAAP adjusted EBITDA of $134.1 million increased $2.1 million from a year ago. Growth in net administrative fees revenue and decreased selling, general and administrative expenses were partially offset by reimbursement compression in specialty pharmacy and by some increased product-related costs in direct sourcing.

PREMIER, INC.

Fiscal 2019 Second Quarter Conference Call Transcript

In Performance Services, non-GAAP adjusted EBITDA of $37.1 million increased $9.2 million from the same period a year ago. The increase was primarily the result of higher revenue as well as a reduction in expenses. Under the new accounting standard, revenue is now recognized proportionally to when services are provided and commission and implementation costs are capitalized and recognized over the life of the project.

Second quarter non-GAAP adjusted fully distributed net income of $88.4 million increased $18.4 million or 26% from the same period a year ago, representing non-GAAP adjusted fully distributed earnings per share of $0.66 compared with $0.50 a year ago. The increase is attributable to adjusted EBITDA growth and the lower tax rate resulting from tax reform.

From a liquidity and balance sheet perspective, cash flow from operations for the 6-month period was $212.3 million compared with $206.5 million last year. The increase was primarily driven by increased net administrative fees and other services and support revenue and decreased selling, general and administrative expenses, partially offset by increased working capital needs.

Non-GAAP free cash flow for the 6-month period totaled $116.6 million or approximately 42% of non-GAAP adjusted EBITDA compared with $122.2 million for the same period a year ago. A $5.8 million year-over-year increase in cash provided by operating activities and decreased distributions to limited partners were offset by the $18 million tax receivable agreement payment to member owners in the first quarter of fiscal 2019.

As previously noted, the timing of this annual tax receivable agreement payment shifted to July this year from June in prior years as a result of the change in the company’s federal tax filing deadline.

Other factors impacting free cash flow included growth in our internally developed software initiatives.

For the full fiscal year, we expect that non-GAAP free cash flow will exceed 50% of our non-GAAP adjusted EBITDA.

Our cash and cash equivalents totaled $110.6 million at December 31, 2018 compared with $152.4 million at June 30, 2018. And we ended the quarter with an outstanding balance of $100 million on our 5-year $1 billion revolving credit facility.

Regarding our ongoing $250 million share repurchase program, through the close of trading on December 31, 2018, we had repurchased approximately 2.9 million shares for $109.5 million, averaging $38.13 per share. This added approximately $0.01 to diluted per share results for the 6-month period.

Now let’s turn in more detail to our guidance. Based upon first half performance and our current outlook for the remainder of the year, we are reaffirming our full year fiscal 2019 financial guidance ranges and their underlying key assumptions that we adjusted for the impact of ASC 606 on our first quarter conference call, November 6.

The only assumption that has changed relates to stock-based compensation expense, which we now project at $29 million to $31 million.

As a reminder, we’re no longer providing or updating guidance under the previous revenue standard.

PREMIER, INC.

Fiscal 2019 Second Quarter Conference Call Transcript

We do expect the back half of the fiscal year to reflect tougher year-over-year profitability comparisons relative to the first half. This is largely due to the timing-related impact of revenue recognition under the new revenue standard and to a lesser extent to planned incremental investments in future growth opportunities as well as the impact of our reimbursement compression and competitive price pressure on gross margins in the products business.

As a result, we currently anticipate that non-GAAP adjusted EBITDA and non-GAAP adjusted fully distributed earnings per share may be below the midpoint of their respective full year guidance ranges.

Finally, I would like to provide a brief update on our ongoing quarterly exchange process. Regarding the exchange, as we already disclosed, approximately 3.7 million Class B units were exchanged on a one-for-one basis for shares of Class A common stock on January 31. Our next quarterly exchange will occur on April 30.

With that, let me turn the call back over to Susan.

Susan D. DeVore – Premier, Inc. – President, CEO and Director

So let me close our prepared remarks with a few final thoughts. We’ve shared with you today our analysis of the past quarter as well as our view of the future.

To sum it all up, Premier is progressing steadily through the current fiscal year, delivering on the financial and operational objectives that we initially shared with you last August. We’re moving forward confident that our company is well positioned in the marketplace as a long-term industry leader.

All of us at Premier come to work excited each day about the impact that we can have in helping lead the transformation of health care delivery across our country. We do this by collaborating with our member health systems to better manage costs and improve quality, while at the same time building out our end-to-end supply chain services and enterprise analytics and performance improvement strategies.

We’re committed long-term to building and acquiring the abilities required to continue to deliver on these unique solutions, and we will always strive to create lasting value for our members and for our stockholders.

Thank you for your time today. Operator, please open the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from Michael Cherny with Bank of America Merrill Lynch.

Michael Aaron Cherny – BofA Merrill Lynch, Research Division – Director

Craig, I want to just dive back on that last comment you made at the end about where you see yourself shaking out relative to the midpoint of guidance. What’s changed in your business? Or, I guess, what are some of the data points you’ve seen that would potentially lead in the event you do come below the midpoint of guidance across the various different segments versus how you performed so far in the first half of the year?

PREMIER, INC.

Fiscal 2019 Second Quarter Conference Call Transcript

Craig S. McKasson – Premier, Inc. – CFO and Senior VP

Sure. Thanks, Michael. So I think a couple of comments or additional color I would provide with respect to guidance for the full year and specifically, the third and fourth quarter. Again, we’re reiterating the full guidance ranges, but do anticipate we may perform below the midpoint on adjusted EBITDA and adjusted fully distributed earnings per share. From a quarterly cadence perspective, in Supply Chain Services, we expect third quarter net administrative fees revenue to grow low- to mid-single digits and third quarter products revenue to reflect low single-digit growth relative to year-ago results under the previous revenue standard. As previously discussed, we expect fourth quarter net administrative fees revenue growth will be lower due to a high prior year comparable as a result of the acceleration of cash in the prior year fourth quarter in anticipation of adoption of the new revenue standard. Overall, we continue to expect to achieve the previously discussed assumptions for full year Supply Chain Services revenue of low to mid-single-digit growth for net administrative fees revenue. And for product revenue, we would continue to expect 0 to 4% growth after the adjustment for gross to net revenue recognition impacted our original growth range of 7% to 11%.

If we turn to revenue on the Performance Services side, year-over-year revenue comparisons will be more challenging in the second half of the year as a result of 2 factors related to the adoption of ASC 606. First is the acceleration of revenue recognition under the new standard that has resulted in the ability to recognize some additional revenue in the first half of the year. Second is the previously discussed impact of license revenue that was pulled on to the balance sheet as of July 1, 2018 as a result of the adoption of ASC 606. Those 2 factors will make year-over-year comparisons more challenging in the third and fourth quarter, particularly in the fourth quarter as a result of some revenue recognition on performance-based engagements under the previous revenue standard last year. We’d previously estimated that fiscal 2019 Performance Services revenue would be recognized approximately 47% in the first half and 53% in the second half of the year, but we now expect that to be more equally weighted given some acceleration of revenue into the second quarter. From a profitability standpoint, we currently expect to achieve, as I said, our initially established range, although may perform below that midpoint. And in the second half of the year, we may experience challenging year-over-year comparisons in third and fourth quarter non-GAAP adjusted EBITDA and adjusted fully distributed earnings per share, particularly in the fourth quarter as a result of the revenue recognition considerations that I just highlighted following the adoption of 606. In addition, we do have some planned investments that we’re making for the integration of Stanson, the ongoing development of our high-value network and to address the drug shortage initiative through ProvideGx that we’re absorbing into the overall business.

Michael Aaron Cherny – BofA Merrill Lynch, Research Division – Director

Okay. That’s very helpful in terms of thinking about the moving pieces. And then just one quick follow up on ProvideGx. As you think about the financial impact, do you have – I guess, I’m sure you do, but anything you can talk about in terms of how big this could be as a total piece of your company over time? Is there a vision for where you want this to go from a revenue perspective other than, obviously, the value-added perspective that you have for your clients with these drug shortages?

Michael J. Alkire – Premier, Inc. – COO

Yes. This is Mike Alkire. It is a very strategic play. So for us, it’s really about creating a healthy supply market. So we think that the opportunity from a competition standpoint is about us having those drugs and allowing us to win more group purchasing sort of opportunities or to win maybe bringing in our entire pharmacy portfolio into an account that we don’t currently have today. So it’s truly more of a differentiation strategy that allows our core business to grow.

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Fiscal 2019 Second Quarter Conference Call Transcript

Craig S. McKasson – Premier, Inc. – CFO and Senior VP

And from an investment perspective, Michael, we wouldn’t expect really substantial and significant investments today. There will be nominal places where we will make incremental investment to ensure that adequate supply will be available. But it’s not a big play in terms of huge amounts of capital deployment to this initiative.

Operator

Our next question comes from Sean Dodge with Jefferies.

Sean Wilfred Dodge – Jeffries LLC, Research Division – Equity Analyst

Maybe going back to the revenue cadence in Performance Services just for a moment. As we head into the third quarter, that’s historically been seasonally one of the stronger ones for you. It sounds like, Craig, what you’re saying is there are some items you’re expecting to recognize in the third quarter that were maybe pulled forward into the second, even though we see the seasonal tick up in the ambulatory reporting business. Sequentially, there’s not going to be much revenue progression. Am I following right?

Craig S. McKasson – Premier, Inc. – CFO and Senior VP

Yes, sequentially, I would still anticipate that you will see the high-water mark be the third quarter, which has traditionally presented itself, but maybe not as high as it would have been have we not accelerated a couple of revenue recognition components into the second quarter.

Sean Wilfred Dodge – Jeffries LLC, Research Division – Equity Analyst

Okay. Very good. And then, in the products business, you mentioned some headwind from reimbursement compression in the integrated pharmacy business. Can you give just a bit more color on that, maybe some bookends around how big the headwind has been? And what’s behind that?

Craig S. McKasson – Premier, Inc. – CFO and Senior VP

Sure. This is Craig. So consistent with the industry, we are continuing to see some pressure from payers around DIR fees, which have been growing. They’re still not material to our overall adjusted EBITDA as a business, but they have been a headwind to the specialty pharmacy itself. From a standpoint of what we’re doing to try and address that reimbursement compression that we saw, we are continuing to focus on delivering the exceptional clinical care and service that we provide today, delivering higher medical adherence ratios than others in the marketplace. And that’s positioning us to perform relatively well on performance-based DIR contracts that are out there. We’re working to expand our higher margin services in revenue streams, including expanding relationships with key manufacturers to provide additional value-added services to deliver margin. And we’re looking to improve our purchasing economics for targeted high-volume drugs with certain manufacturers. And so those are the efforts that we’re putting in place to try and remedy the pressure that we’ve been seeing, but it’s consistent pressure, Sean, that we’re seeing across the industry relative to the expansion of DIR fees.

PREMIER, INC.

Fiscal 2019 Second Quarter Conference Call Transcript

Operator

Our next question comes from Ryan Daniels with William Blair.

Ryan Scott Daniels – William Blair & Company L.L.C., Research Division – Partner and Healthcare Analyst

Susan, one for you. In your comments, you talked about the political environment remaining uncertain but the regulatory environment being favorable. Can you speak in a little bit more detail to what that means as it relates to maybe Medicare ACOs. I know they’re winding down the Next Gen and moving to Pathways to Success, that’s still outstanding. Is that noise causing any consternation in your client base? Or is it still kind of all systems go towards more value-based care?

Susan D. DeVore – Premier, Inc. – President, CEO and Director

Yes. Our perspective is that even with the political uncertainty, the regulatory bodies are putting out new proposals, new programs. So the ACO rules came out actually moving providers to double-sided risk in a more accelerated fashion. We think that creates opportunity for more infrastructure needs, if you will, as these health systems accept more risk. They’re moving forward with the bundled payment program, and we’ve had pretty good growth in our bundled payment collaborative. They’re putting out proposals, and we expect additional proposals around interoperability in IT. And so from a regulatory perspective, we see all of the discussion and verbal communication is about how do we get to value-based care programs faster and how do we shift risk to providers. And we think beyond even the regulatory environment, the commercial payers and employers are also speaking that way and talking about moving to these alternative payment programs. So we continue to believe it’s both a short-term, midterm and long-term opportunity for us as we provide the infrastructure to help health systems adopt these new payment models and delivery models.

Ryan Scott Daniels – William Blair & Company L.L.C., Research Division – Partner and Healthcare Analyst

Okay. Very helpful. And then, as my follow-up, it seems like both in the press release and in your comments, you mentioned the admin fee growth being driven more by compliance at this point versus new wins and rolling out new GPO contracts. Can you speak to the competitive environment? I know it’s probably settled down a little bit, but kind of what are your – what have you seen of late, and what’s the vision for the next 12 to 18 months on the GPO front, in particular?

Susan D. DeVore – Premier, Inc. – President, CEO and Director

Yes. So we do have – we do continue to have a recruiting pipeline. And so it feels a little bit more like a more normalized sales opportunity. We’ve been a market taker for the last several years, 5, 6 years, and the pipeline continues to be good. The announcement of Advocate and Aurora was a big win for us because Advocate was not historically doing any business with Premier. And so that merger and that customer coming to us we think is a good thing and maybe indicative of the broad-based platform capabilities we have across supply chain and performance services. So we continue to have some academic pipeline. We have some pipeline from our competitors. And we think we will continue to be a market taker, although it feels like a more normalized level.

PREMIER, INC.

Fiscal 2019 Second Quarter Conference Call Transcript

Operator

Our next question comes from Eric Coldwell with Baird.

Eric White Coldwell – Robert W. Baird & Co. Incorporated, Research Division – Senior Research Analyst

Specialty pharmacy sort of been a challenge for you guys since you bought it. First, it was the optics on margin, then it was operational issues and now it’s arguably 3 years of DIR fee increases. The business was barely profitable in the beginning. So I’m curious, one, is it profitable now? And two, does it make sense to be in this business? I don’t think it does, but I’d love your views.

Craig S. McKasson – Premier, Inc. – CFO and Senior VP

Sure. Thanks, Eric. So I’ll start and then Susan can add some color. From a profitability standpoint, we do still anticipate on a full year basis the specialty pharmacy is a profitable venture, albeit it is at a lower-level profit, as we’ve always discussed, given the, obviously, high acquisition costs of it running through the P&L. But I do anticipate that it is still profitable on a full year basis.

Susan D. DeVore – Premier, Inc. – President, CEO and Director

Yes. And from our perspective, Eric, our pharmacy strategy, we think we have the assets we need. So we’re not planning on future acquisitions in that area. I think that it is part of the broader cost improvement, quality improvement, outcomes improvement that we’re focused on. And so we have our core GPO business, our Performance Services business doing very well. We know these are low-margin businesses, but it’s an integrated capability that helps health care systems solve their cost, quality and population health challenges. And so we’re always thinking through all the aspects of our business and what is the best way to go to market. And we’ll continue to do that, but we view the business long-term in an integrated way.

Operator

Our next question comes from Jamie Stockton with Wells Fargo.

James John Stockton – Wells Fargo Securities, LLC, Research Division – Director & Senior Equity Research Analyst

I guess, maybe, first of all, the Performance Services performance in the quarter. Is it fair for us to say, hey, it was very strong and mostly just hang that on consulting and the notion that it was a very strong quarter for consulting?

Craig S. McKasson – Premier, Inc. – CFO and Senior VP

I think it was really both parts of the business, Jamie. I think we had a very solid technology-related quarter. But yes, we did have benefit from strong consulting in the second quarter as well.

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Fiscal 2019 Second Quarter Conference Call Transcript

Susan D. DeVore – Premier, Inc. – President, CEO and Director

Yes. We actually felt good about technology, applied sciences and consulting. So it was just a good quarter for Performance Services.

James John Stockton – Wells Fargo Securities, LLC, Research Division – Director & Senior Equity Research Analyst

Okay. That’s great. And then maybe just one more on Performance Services. Given the way that quarters are going to flow this year, the growth rate is a little all over the board and so I think it would be helpful if you had any commentary about what level of growth that you are trying to manage this business to achieve maybe over the next few years that would be great.

Craig S. McKasson – Premier, Inc. – CFO and Senior VP

Sure, this is Craig, I’ll start. So obviously, from a standpoint of growth this year, again, prior to the adoption of 606 in the current uncertain political and regulatory environment, we had set a guidance range of 1% to 5% for this year. We did have the changes associated with 606 for Performance Services, which lower that percentage growth given we had to pull some of that license revenue on to the balance sheet as a result of the adoption. And again, as a reminder, the majority of that impact is hitting us in the back half of the year. So it is more of a low- to mid-single-digit growth business in the current environment. Our longer-term perspective is clearly, and will continue to be, to get back to a mid- to high single-digit organic growth business from a Performance Services standpoint. And then, obviously, we’ll look and hopefully be in a position to deploy capital to deliver incremental growth above that.

Operator

Our next question comes from David Larsen with Leerink.

David M. Larsen – SVB Leerink LLC, Research Division – MD, Healthcare Information Technology and Distribution

Just to maybe to get a little clarity on Performance Services. Did you have any ACO type of engagements in the quarter where docs are preparing to accept more downside risk and you were able to deploy some of your solutions to help manage that? Can you give any more color, like what exactly is applied sciences? And then do you expect a pretty significant sequential decline from 3Q to 4Q in Performance Services revenue?

Susan D. DeVore – Premier, Inc. – President, CEO and Director

So I’ll start and then Craig or Mike can add in. From an ACO perspective and from an applied sciences perspective, those are sort of 2 different things. The ACO bundled payment is really all of the consulting work and technology measurement work that we do with all of the participants in our ACO network collaborative and also our bundled payment collaborative. So those continue to experience growth, as I mentioned earlier. On the applied sciences, that’s effectively taking the data assets we have and working with pharma companies around improvements and research around interventions that they’re interested in. That also experienced growth in the quarter. I don’t know, Craig, if you want to give some insight into the revenue back half?

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Fiscal 2019 Second Quarter Conference Call Transcript

Craig S. McKasson – Premier, Inc. – CFO and Senior VP

Sure. What I would indicate from a cadence perspective third, fourth quarter, we actually typically do see sequential decline from third quarter to fourth quarter given that the third quarter has traditionally been the higher-water mark as a result of the ambulatory regulatory reporting that does occur in that third quarter. So generally would expect we may see a bit of a sequential decline. The only thing I’d caveat is that we do have the potential for a little bit of variability across the quarters depending if we have revenue recognition between third and fourth quarters in a similar fashion that we had a little bit, we were fortunate to pull into the second quarter that just closed December 31. But broadly, I would tell you, right now, our perspective would be you should expect to see a sequential decline in Q4.

David M. Larsen – SVB Leerink LLC, Research Division – MD, Healthcare Information Technology and Distribution

And any more color on the incremental investments that will be required in the back half of the year?

Craig S. McKasson – Premier, Inc. – CFO and Senior VP

Sure. So there’s 3 initiatives that we have. Obviously, we acquired Stanson in November. So we are in the process of integrating that business, and we’ll continue to make investments to do that. Obviously, it was an entrepreneurial, more start-up type company, so not a tremendous amount of profitability, actually an investment that we’re making in that business to get it integrated and up and running to strategically differentiate ourselves long-term, as Mike articulated. We aren’t talking about multi-multi-million dollars of investment, but there is investment of dollars that needs to take place to make that work with the rest of our clinical analytics capabilities. The high-value network, I can let Mike provide some additional color strategically and operationally, but we’ll continue to – we’ve hired some individuals to lead that initiative for us already. And we’ll be continuing to look for some additional resources to really drive that opportunity for us to actually connect large employers directly with our health care systems to provide high-quality care and eliminate unjustified variation in the care of certain procedures that we’re piloting. And then when you move to the ProvideGx, as I mentioned earlier, while not a tremendous amount of substantial investment, we will look for opportunities where if we can deploy and make an investment to ensure that adequate drug supply will be available for shortage drugs that could be helping to fund the development of an ANDA in order to get approval to manufacture that drug, et cetera, we would make those investments. And then the revenue that we would get from a future GPO agreement or something of that nature would come downstream. So it is a situation of making some investment upfront. Mike, I don’t know if there is anything if you would add?

Michael J. Alkire – Premier, Inc. – COO

You covered it.

Operator

Our next question comes from Steve Valiquette with Barclays.

Chun-Wai Yong – Barclays Bank PLC, Research Division – Research Analyst

This is Jonathan Yong on for Steve. Just back on Performance Services, can you size how much of the pull forward was from 3Q into 2Q?

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Fiscal 2019 Second Quarter Conference Call Transcript

Craig S. McKasson – Premier, Inc. – CFO and Senior VP

Yes, just a few million dollars.

Chun-Wai Yong – Barclays Bank PLC, Research Division – Research Analyst

Okay. And then back on the products business, the DIR fees, is it – are the – is it more of a performance-related issue related to your specialty pharmacy? Or is it more just increasing prevalence of DIR contracts that are kind of pressuring the business?

Craig S. McKasson – Premier, Inc. – CFO and Senior VP

Yes. It’s definitely an industry phenomenon across the industry for all specialty pharmacies. It’s not specific to our specialty pharmacy. We actually historically, and believe we’ll continue, have actually relatively done very well on a DIR fee basis given that we do have an ability to evidence higher care coordination, higher medical adherence, which relatively makes us perform well vis-a-vis other specialty pharmacies.

Operator

Our next question comes from Annie Samuel with JP Morgan.

Anne Elizabeth Samuel – JP Morgan Chase & Co, Research Division – Analyst

Can you speak to hospital utilization trends? And then what sort of utilization expectations you have baked into your current guidance?

Craig S. McKasson – Premier, Inc. – CFO and Senior VP

Sure, this is Craig. So from a utilization perspective, we continue to see in our data and we do continue to mine our clinical analytics data to look at utilization trends. We continue to see kind of slightly flat – relatively flat to slightly declining inpatient utilization overall, flat outpatient utilization and continuing growth in the non-acute utilization space. It is, as we’ve continued to talk about the past couple of quarters, effectively normalized over the past year. And from a guidance perspective, that is what’s in our kind of midpoint low- to mid-single-digit growth net administrative fee revenue guidance. So the extent that we do see utilization pick ups that can cause us to perform on the higher end of that performance range. Obviously, the impact on utilization does vary across geographic markets based on factors such as Medicaid expansion and things of that nature. So oftentimes, the for profits, given where they may be working, you’ll hear public indications about volumes. But overall, consistently, kind of the trends that we’re seeing – of what we’re seeing broadly across our membership base.

Anne Elizabeth Samuel – JP Morgan Chase & Co, Research Division – Analyst

Great. And then just one more going back to some of the acceleration that you’ve seen on the value-based care side. How do we think about the timing of how quickly those initiatives out of Washington flow through to your P&L and maybe what kind of benefit you’re seeing at the moment?

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Fiscal 2019 Second Quarter Conference Call Transcript

Susan D. DeVore – Premier, Inc. – President, CEO and Director

I think for us because we have had those collaboratives in place, it just accelerates the growth rate in some of those existing collaboratives and brings additional customers, and I think it plays out over time. It doesn’t play out immediately. It plays out as they apply for those programs. They come into the collaborative, they then begin to use the technology, they begin to use consulting and the ones who are there continue to use it. And so we like to see the flow of multiple programs, bundled payment programs, ACO programs, physician payment programs. And we think that they are accelerating through the innovation center and through CMS those programs, but it just ticks up the growth rate in Performance Services.

Operator

Our next question comes from Mohan Naidu with Oppenheimer.

Mohan A. Naidu – Oppenheimer & Co. Inc., Research Division – MD and Senior Analyst

Susan, just following up on that prior question there from Anne, it feels like the hospitals need to make significant investments in infrastructure and solutions to make this transition to this double-sided risk for a majority of the hospitals. What are you hearing from your clients? Are they ready to do these investments? And it feels – again, the time frame seems pretty short, in the next couple of years.

Susan D. DeVore – Premier, Inc. – President, CEO and Director

Yes. So I think that, for the most part, they see the writing on the wall, meaning that CMS, Medicare Advantage, commercial insurers, employers are all moving to providers owning quality and safety risk and also owning total cost of care risk. The ACO new rules give a 2-year time window. And so it doesn’t maybe for them feel urgent today. I think they do think they have to build that infrastructure over time. And I think they need to be building it faster than maybe they think they need to be building it. But what I’d say is that, I think they mostly recognize that they’re going to be moved to risk-based models and they need data, they need technology, they need it in the workflow. Hence, our Stanson acquisition, they need – they are all talking about significant cost takeout because they know their revenue is going to be pressured and they’re going to be holding that risk. And so we just think it all points to the right potential tailwinds for us, but it will play out over time.

Michael J. Alkire – Premier, Inc. – COO

Mohan, this is Mike. The only build on that for Susan is it follows any sort of maturity model for disruption in any industry. So we’re currently working with 10% of the innovators right now as we’re trialing through what that double-sided risk looks like and the technology and the services that they’re looking that they’re going to need. And obviously, then there is that the big next layer of organizations that are following those innovators. And we’re not quite there, but we’re building out the capabilities to support them once they determine that the double-sided risk is in their best interest.

Mohan A. Naidu – Oppenheimer & Co. Inc., Research Division – MD and Senior Analyst

Next, maybe a quick one on Stanson. Craig, how much are you embedding in the current guidance from Stanson for the remaining second half of the year?

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Fiscal 2019 Second Quarter Conference Call Transcript

Craig S. McKasson – Premier, Inc. – CFO and Senior VP

Yes. Stanson was a very small company, so included within the existing guidance ranges. Revenue is somewhere in the range of $3 million to $5 million. So not a material impact on the performance at all and actually, not a significant impact on a profitability basis either.

Operator

Our next question comes from Eric Percher with Nephron Research.

Eric R. Percher – Nephron Research LLC – Research Analyst

Craig, a question for you. I think when you initially said we may be pointed towards the midpoint or below that is cause for a concern. And then as you went through that long list of items impacting you, it felt like most of those you’ve spoken to in the past and many are timing related to the revenue recognition changes. So when I look at your midpoint of $561 million in the EBITDA line versus $572 million, my question is, does that feel like the core operations are fundamentally different recognizing some pressure in products? And how much of what drives you to the midpoint versus high or low is investment-driven versus operational?

Craig S. McKasson – Premier, Inc. – CFO and Senior VP

Sure, Eric. Thank you for the question. So from a core operational perspective, the GPO performing right on line with expectations. Performance Services performing online with profitability expectations. We do have some challenges in the product revenue space due to the integrated pharmacy headwinds, I’ve already discussed, and then some higher product costs in our direct sourcing business due to a couple of drivers. One, we have experienced a little bit higher warehousing and freight costs on inventory that we’ve had. We’re addressing that as we move forward through some consolidation and efficiency of the way that we’re managing distribution through our warehousing. We have – we did have a little bit of cleanup on some outstanding inventory related to some of the bulk buys that we had done in the past that was lower margin as we cleared that out, but that’s behind us now. So we think that we’ll see some improvement moving forward. We did make a strategic change in the resources that we use around the globe to source product. And so we had some incremental expense in the front half of the year to actually get those folks up and running that will deliver better acquisition of product costs moving forward. And then we have seen a little bit of competitive price pressure in that marketplace as well. So the products business, I would say, operationally has not performed at the level we originally anticipated, but we have taken operational efforts and steps to actually remedy that as we move forward. So that’s what I would say relative to the core operations part of the business. And then when I think about the incremental investments that we’re making, it’s a multimillion, but not $10 million investment of expense that we would be looking to make between now and the end of the year as we continue to get those new initiatives seeded to deliver future growth.

Operator

Our next question comes from Stephanie Demko with Citi.

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Fiscal 2019 Second Quarter Conference Call Transcript

Stephanie July Demko – Citigroup Inc, Research Division – VP & Senior Analyst

Now Susan, you talked a bit about actionable insights. Can you tell me more about how this will shape the evolution of your current analytics product, which started more as like a benchmarking focused kind of solution?

Susan D. DeVore – Premier, Inc. – President, CEO and Director

Yes, thanks, Stephanie. So, as you know, we have several applications that deliver analytics around supply chain and labor productivity and clinical outcomes in total cost of care and population health. So we have all kinds of analytics. With the acquisition of Stanson, we have the ability to take those analytics as well as clinical content into the workflow. And so our vision for this, and why that acquisition was so strategic for us, is that we see that when a provider is sitting in front of a patient in near real time and they can get clinical evidence and they can also see if they’re buying on or off formulary and they can see whether their clinical decisions and outcomes are outliers or better than or worse than their peers. We think that is a very differentiated set of technology and data analytics at the point of care that can really change the decisions and drive better outcomes and lower costs. And so we view all of these technology assets and data assets as an integrated way of truly having a near real-time control tower that allows providers to make better decisions. It also, we think, will help health systems deal with a lot of provider burnout that they have post sort of EHR implementation. And so this is very deliberate for us and it’s part of the longer-term control tower enterprise analytics because we just think all these fragmented point solutions that are retrospective and not predictive are not going to allow health systems to be able to assume the risks that they need to assume going forward.

Michael J. Alkire – Premier, Inc. – COO

Stephanie, this is Mike, just another build on that. So Stanson also provides us sort of the insights as to whether or not clinicians are actually following the care protocols. So if you think about our health care systems that have ACOs that are taking 2-sided risks, we did not have the ability to understand whether or not in near term whether these protocols were being followed. And Stanson provides us sort of that audit functionality that’s very unique in health care. So we’re looking forward to deploying that, especially for those entities that have the significant risks that some of these new models are coming out on.

Stephanie July Demko – Citigroup Inc, Research Division – VP & Senior Analyst

Got it. It’s very helpful. So when looking at your kind of prior analytics products had more benchmarking, is that going to be more of a rip and replace as you expand the Stanson solution? Or do you still see value in that for your consulting products?

Susan D. DeVore – Premier, Inc. – President, CEO and Director

We actually still see value in that because you can put that benchmarking in those comparisons right in the workflow. So Dr. A can – when he gets ready to order those interventions, he can see, “Wow! I ordered 10x more of these than best practice, or I don’t order these when the clinical protocols would indicate that I should.” So we definitely continue to see that comparable information on 1,000 health care systems across the country as being very useful in their decision-making.

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Fiscal 2019 Second Quarter Conference Call Transcript

Operator

Our next question comes from Erin Wright with Crédit Suisse.

Erin Elizabeth Wilson Wright – Crédit Suisse AG, Research Division – Director & Senior Equity Research Analyst

Can you just speak to where you stand in Performance Services in your relationships with pharma in applied science and research? And how you would characterize this opportunity? Or any sort of size of the opportunity? And can you speak to some of the enhanced applied sciences offerings where you’re seeing traction?

Michael J. Alkire – Premier, Inc. – COO

Sure, this is Mike. So first, let me just start by saying over the last, I’d say, 18 months, we’ve totally sort of relooked at the way that our commercial organization within applied sciences is – has been created. So we brought in some really, really strong talent from the industry really to help us with our strategy and our business development. So we’re really, really excited about the team that we’ve been able to build out, so that’s number one. Number two, we do have these unique data assets and learning management systems that pharma is very, very interested in figuring out ways to leverage. So for us, that intersection is, how are we working with pharma to bring in lower-cost drugs, think of biosimilars and other products that really are going to move the mark in terms of how care is actually being provided, especially as our healthcare systems are taking on more risk? So there is this really nice intersection of opportunity working with pharma to bring down costs. So what pharma is really interested in, obviously, as they’re thinking about deploying some of these lower-cost pharmaceuticals is they want to make sure that they in the real world are focused on the patients that are going to get the best clinical benefit. And so we have some capabilities to, a, help figure out where to target some of those pharmaceuticals. Once we understand where the positive clinical outcomes are occurring, we have the ability to sort of take that and standardize that and leverage our learning management system to broadly push that to the rest of our health care systems. So we think we have some very, very unique capabilities that others don’t have in the market.

Erin Elizabeth Wilson Wright – Crédit Suisse AG, Research Division – Director & Senior Equity Research Analyst

Okay. Great. And then going back, I guess, to the integrated pharmacy and – what is sort of the longer-term strategy? And I think you mentioned in the previous question kind of no incremental acquisition is anticipated in the segment, but would you say you’re de-emphasizing the business at all? Or can you just speak to your competitive positionings in the specialty offering?

Susan D. DeVore – Premier, Inc. – President, CEO and Director

I do think with drug shortages, with drug pricing challenges and with pharma being an intervention that in a population health world can affect, positively or negatively, the overall total cost of care, our pharmacy GPO, our pharmacy analytics, our generic company subsidiary, all those things are important for health care systems to manage the total cost of care. I think we have – there are always options in terms of how you deliver that specialty pharmacy business to health care systems. Some of them do it themselves, some of them do it through us. And so we’ll continue to really think through what are the best ways to solve the pharmacy challenges in the health care system. And so I would say, we’re focused on the generic

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Fiscal 2019 Second Quarter Conference Call Transcript

shortage, we’re focused on competition to drive pricing, we’re focused on the portfolio in the GPO. And we need to make sure that our health care systems know how to get that specialty pharmacy delivered in the ambulatory setting, but there are a lot of ways to do that, and we’ll continue to think through all those ways of doing that.

Operator

Our next question comes from John Ransom with Raymond James.

John Wilson Ransom – Raymond James & Associates, Inc., Research Division – MD of Equity Research & Director of Healthcare Research

Just kind of a simplistic question. There’s – we’ve been hearing about value-based care for almost a decade. If you had to swag it, a hospital that has $100 of revenue, a typical client of yours, how much of that revenue is really at risk today? And how much do you think will be at risk 3 to 5 years from now? And is it all going to be government-led, or are you seeing anything with some of the commercial payers?

Susan D. DeVore – Premier, Inc. – President, CEO and Director

Yes. So our perspective of it is there’s probably 10% to 15% that’s really at risk today. It varies by market. So it’s all over the map. But kind on average, we would say 10% to 15%. We would say that CMS is actively pushing Medicare Advantage. It’s actively pushing double-sided risk, has basically come out publicly and said if I’m at 20% today, I want to be at 50% in 2020 and I want to be at 100% in 2025. Commercial insurers, we think always often follow what CMS is doing. And we think the state-level Medicaid programs are also moving to risk-based programs. So I think we’ve been hearing about it for a while. We now have 2 different administrations who are focusing – who have focused on as the Democrats did, the Republicans are now, it doesn’t change the ultimate problem, which is lowering the cost and improving the outcomes and shifting the risk. And we think that will play out between now and 2025 and it will be significantly more than 10% to 15%. And large employers will get into the game as well, but it’s not something that happens overnight because it is truly a fundamental shift in the way the country pays for health care from a piecemeal fragmented fee-for-service method to total cost of care value-based, risk-based method. And so there will be a lot of permutations of this over time. And what we keep saying to our health systems and what we keep doing internally is building the infrastructure in real time to manage costs, to manage infections, to manage quality, to measure clinical outcomes and to do that in an integrated way. But to your point, this will continue to morph over time. But we do think that we’re going to get to much more significant levels of risk in the next 3 to 5 years.

John Wilson Ransom – Raymond James & Associates, Inc., Research Division – MD of Equity Research & Director of Healthcare Research

Okay. My second question – that’s a great answer. My second question is, just going back to your pharmacy, can you describe when you have this thing fully operational, what is the approximate mix? Is this going to be mostly a generic sourcing pharmacy? Or is it going to be a mix of generics and high-cost branded specialty? Where do you see migrating that over time as you build out some of the things you discussed?

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Fiscal 2019 Second Quarter Conference Call Transcript

Michael J. Alkire – Premier, Inc. – COO

Yes. So for the subsidiary company, it truly is focused on drugs that are in short supply. So today, we think that there’s probably 130 drugs that are in that short supply. And it’s – so the focus really is how do we close that gap because it costs our health care systems hundreds of millions of dollars to actually work around these drug shortages. So I think that that’s number one. But I think Susan said earlier and I said earlier, I think that big differentiation of this program for us is it’s really all about supporting the base GPO and it’s to create differentiation within our program because we’ll have access to these drugs that our health care systems so desperately need, and because of all the work that actually, quite frankly, we’ve been doing for the last 5 or 6 years, we have created a differentiation. And that has gone into some of the reasons that we’ve been winning market share over time. So we’re looking just to continue to evolve that strategy and really use it as that sort of adjacency to helping us create increased market share.

Susan D. DeVore – Premier, Inc. – President, CEO and Director

Yes. Just a quick – I just want to clarify it, it’s not the specialty pharmacy integrated pharmacy, it is generic drugs in the hospital and health system setting through the GPO that we’re just trying to get more suppliers, more drugs on contract, more access to those drugs for the GPO side of business.

Craig S. McKasson – Premier, Inc. – CFO and Senior VP

And then with – this is Craig. With our integrated pharmacy specialty pharmacy business, again that is where it is limited distribution drugs for patients outside the walls of the hospital, in the ambulatory sector and that entire strategy initially was a population health strategy to help keep control of the patient once they’re discharged from the hospital. And as Susan articulated, we will continue to identify the best way either through our owning and operating or other approaches to make sure that, that part of care is continuing to be delivered for our health systems.

John Wilson Ransom – Raymond James & Associates, Inc., Research Division – MD of Equity Research & Director of Healthcare Research

Right. And Susan, last one for me is that the direct contracting is interesting. Do you have any anecdotes of we went direct between this employer and this system and we were able to re-contract at a savings effect? Do you have a – what are you trying to get with those?

Susan D. DeVore – Premier, Inc. – President, CEO and Director

Yes. We have several members today who go direct to employers within their markets. What they haven’t been able to bring is a national network behind that. And they have been able to shift market share and to drive cost improvement. So some of our members are centers of excellence for particular employers, some have direct contracts. We’re taking all the learnings, both from a cost management and clinical outcomes management, the learnings from all of those. We’re now trying to leverage those at a national level with national employers using our data, our infrastructure, our collaboration ability to try to have more impact at scale for these national employers.

John Wilson Ransom – Raymond James & Associates, Inc., Research Division – MD of Equity Research & Director of Healthcare Research

Are you targeting cost savings with that?

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Fiscal 2019 Second Quarter Conference Call Transcript

Craig S. McKasson – Premier, Inc. – CFO and Senior VP

Yes.

Susan D. DeVore – Premier, Inc. – President, CEO and Director

Yes. I mean, I think the employers would continue to say there is 20% to 30% variation in cost challenge in their health benefit budget. And they have, I think, decided and we’re working with them to figure out how you go direct to the providers still using all the claims data and all the insurance and TPA capabilities that others provide. But how do you actually shift the clinical and financial performance of individual providers at scale with a national network.

Operator

Our next question comes from Sandy Draper with SunTrust.

Alexander Yearley Draper – SunTrust Robinson Humphrey, Inc., Research Division – MD

Maybe Susan or Mike, when I think about – there are, obviously, a lot of moving parts, there has, obviously, been a lot of questions about the pharmacy business. Similar to what was a little bit asked on the net admin fees in Performance Services. When you think about just long-term, if we break it down really simply price and volume, how do you see the long-term opportunity for the broad pharmacy business taking into consideration how the mix of, how much is volume going to drive growth, how much price is going to drive growth or be an offset to growth? Just trying to think about how you guys see that because there’s, obviously, a lot going on in there that we don’t have all the insight into. So sometimes, it’s hard for us to see all the moving parts and think about where the growth is and where the risks are.

Susan D. DeVore – Premier, Inc. – President, CEO and Director

Yes. What I would say, Sandy, on the GPO side and the pharma side there, we do not get growth from price increases there. Our goal there is to try to create competitive friction and drive price down. So with generics and with the overall pharmacy portfolio and the GPO, the goal is to drive price down and to drive contract compliance, penetration, market share, new recruiting to drive revenue up. And so that all gets factored in along with utilization to that sort of mid-single-digit growth rate on the GPO. From a specialty pharmacy perspective, others on the call have mentioned, when we got into that business several years ago, it had mid to high single-digit or double-digit growth. It is now kind of a mid-single-digit top line growth business. It has challenging margins and it has challenging DIR fees. And so we have both of those pieces today. And so that’s why you see sort of the mix of the 2 businesses affecting the overall result.

Michael J. Alkire – Premier, Inc. – COO

We do – Susan, I think, in the life sciences, though, as it relates to pharmacy, we do see that as a high area of opportunity in growth for us. So our life sciences business, where we’re leveraging our data assets and our collaborative capabilities, we do have this, we think, significant opportunity in the market to continue to grow that aspect of the business and we’re going to continue to deploy more and more resources to that area.

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Fiscal 2019 Second Quarter Conference Call Transcript

Susan D. DeVore – Premier, Inc. – President, CEO and Director

And pharmacy, as a whole, is you know, 30% of the expenditure in the health care system. So we do have opportunities over on the Performance Services side with pharma companies. We have opportunities in the GPO side to grow market share and drive contract compliance. And we have – we don’t intend to get there through price increases. In fact, the goal is to try to get the total cost of pharmacy managed.

Operator

Our next question comes from Richard Close with Canaccord Genuity.

Richard Collamer Close – Canaccord Genuity Limited, Research Division – MD & Senior Analyst

Given the time, I’ll take my question off-line and follow up with you.

Susan D. DeVore – Premier, Inc. – President, CEO and Director

Thanks, Richard.

Operator

Our next question comes from Bill Sutherland with Benchmark Company.

William Sutherland – The Benchmark Company, LLC, Research Division – Equity Analyst

Let me just ask a real quick one. I’m curious as you check the boxes here with Stanson and the most recent acquisition, where you might be most interested in committing resources for future M&A? And are you possibly looking a little bit further out or are there some near-term opportunities?

Susan D. DeVore – Premier, Inc. – President, CEO and Director

Yes, so from a capital deployment perspective, given our end-to-end supply chain strategy, our end-to-end performance improvement analytics, enterprise analytics strategy, we continue to be interested and we’re making organic investments and looking at capital deployment in front-end e-commerce, machine learning, new technologies in supply chain, purchased services or other GPO capabilities. On the Performance Services side, claims data, additional ambulatory data sets, physician productivity, claims analytics, subject matter expertise. I mean, what we think is a real differentiator for us is the ability to take technology data and wraparound very sophisticated consulting capabilities to really drive significant financial improvement and clinical improvement, and so those would be the areas in both segments.

Operator

I’m showing no further questions at this time. I’d like to turn the call back over to Susan DeVore for closing remarks.

PREMIER, INC.

Fiscal 2019 Second Quarter Conference Call Transcript

Susan D. DeVore – Premier, Inc. – President, CEO and Director

Thank you, operator, and thanks, everyone, for joining us today. Our next quarterly earnings call is currently scheduled for May 7, and we look forward to seeing and speaking with many of you over the next few months. Thanks so much.

Operator

Ladies and gentlemen, this concludes today’s conference. Thanks for your participation, and have a wonderful day.